STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made effective as of
June 28, 2012 by and between ISA Financial Services, Inc. a Minnesota corporation (the “Seller”) and Doubletree Liquidation Corporation, a Minnesota corporation with a principal place of business at 2560 North Rice St, St. Paul Minnesota 55113 (the “Purchaser”).

The Parties hereby agree as follows:

1.  INVESTOR SUITABILITY.

The Seller has adopted certain suitability standards which prospective investors must meet.  The standards are set forth in this Agreement under Purchaser’s representations and warranties.  The Seller requires that each prospective investor represent in writing that such person meets the suitability standards as required and defined below.  If the Seller determines that the Purchaser satisfies the suitability requirements as stated herein, then the Seller, by authorized officers shall accept this Agreement.

2.  ACCEPTANCE OF AGREEMENT.

This Agreement shall be valid and binding only if it is accepted by a duly authorized officer of the Seller.

3.

SALE AND PURCHASE OF COMMON STOCK.

              3.1 Sale and Issuance of Common Stock.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Seller agrees to sell and issue at closing to the Purchaser at the Closing (as defined below) an aggregate of 1,250,000 Common Stock shares (the “Shares”) representing 100% of the ISA Acceptance Corporation, a Nevada corporation (Company) and 100% wholly owned subsidiary of ISA Financial Services, Inc. as of the date of this stock purchase agreement.

                                   3.2. Purchase Price and Payment.  The Shares of ISAC to DLC shall be exchanged for the consideration of $1.00 and other valuable consideration, the receipt of which is herein acknowledged as being received in accordance with this purchase and the commitment to pay $.02 per share on the second 1,000,000 common shares of ISAT stock sold for cash after all of the debts of the Company (ISAC) are paid in full, estimated to be in excess of approximately $702,000 as of the date of this agreement. All costs relative to such transaction shall be borne by Purchaser.

4.  CLOSING.

4.1. Time and Place.  The purchase and sale of the Shares shall take place on June 29, 2012 with respect to the execution of this Agreement for the Shares or at such time and place as the Seller and the Purchaser shall mutually agree upon, orally or in writing.

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Seller hereby represents and warrants to the Purchaser as follows:

5.1. Organization, Good Standing and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

5.2. Capitalization.  The authorized capital of the Company (ISAC) consists of One Hundred Million (100,000,000) shares of common stock, $.0001 par value. All of the currently issued and outstanding shares, One Million Two Hundred Fifty Thousand (1,250,000) of the common stock shares of Company are duly authorized, validly issued and outstanding, fully paid and non-assessable.

5.3. Authorization.  All corporate action on the part of the Seller, and each of its officers, directors, and shareholders, necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Seller hereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  The Agreement, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of the Company enforceable against the Seller in accordance with their terms.

5.4. Valid Issuance of Shares.  The Shares being issued to the Purchaser hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Agreement and applicable state and federal securities laws.  Subject to the provisions of Section 5.5 below, the Shares will be issued in compliance with all applicable federal and state securities laws.

5.5. Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

5.6.   Disclosure.  The Seller has provided the Purchaser with all of the information which Purchaser has requested for deciding whether to acquire the Shares. No representation or warranty of the Seller contained in this Agreement contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.7. Corporate Documents.  The Articles of Incorporation, the Certificate of Amendment and the Bylaws of the Seller are in the forms provided to the Purchaser.

5.8. Title to Properties and Assets.  The Seller has good and marketable title to its properties and assets held in each case subject to certain collateral agreements,, pledges, liens, encumbrances and security interests or charges as currently existing as of the date of this agreement. With respect to the property and assets it leases, the Seller is in compliance with such leases and, to the best of the Seller’s knowledge, the Seller holds valid leasehold interests in such assets.

5.9. Litigation.  There is no substantive action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best of the Seller’s knowledge, currently threatened) against the Company (ISAC), against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company, except those that occur in the ordinary course of business.  To the best of the Seller’s knowledge and other than as been disclosed to Purchaser, there is no factual or legal basis for any such Action that might result, individual or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of the Seller.  By way of example but not by way of limitation, there are no Actions pending or, to the best of the Sellers’s knowledge, threatened (or any basis therefore known to the Company) relating to the prior employment of any of the Company’s (ISAC) employees or consultants, their use in connection with the Company’s business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties.  Other than as disclosed to Purchaser, the Company (ISAC) is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by the Company (ISAC) currently pending or which the Company intends to initiate.

6.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Seller that:

6.1. Authorization.  Purchaser has full power and authority to enter into this Agreement and this Agreement constitutes Purchaser’s valid and legally binding obligation enforceable against the Purchaser in accordance with its terms.

6.2. Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Seller, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same (except that the Purchaser shall have the right to transfer the Shares within the group of Purchaser’s affiliates).  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.  The Purchaser understands that this sale of the Shares has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent and the accuracy of the Purchaser’s representations as expressed herein.

6.3. Disclosure of Information.  The Purchaser believes he has received all the information he considers necessary or appropriate or deciding whether to acquire the Shares.  The Purchaser represents that he has had an opportunity to ask questions and receive answers from officers of the Seller regarding the terms and conditions of the investment in the Shares.

6.4. Investment Experience.  Purchaser has substantial experience in evaluating and investing in private placement transactions so that Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Company (ISAC).  Purchaser, by reason of his business or financial experience, has the capacity to protect his own interests in connection with the purchase of the Shares hereunder.

6.5. Restricted Securities.  Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.  In this respect, the Purchaser represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act.

6.6. Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Shares of ISAC herein acquired unless and until:

(a)  There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement.

6.7. Legends.  It is understood that the Shares, and any such securities issued in respect thereof or exchange therefor, will bear one or all of the following legends:

(a)  “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SHARES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

7.  MISCELLANEOUS.

7.1. Survival of Warranties.  Except as otherwise provided herein, the warranties, representations and covenants of the Seller and the Purchaser contained in or made pursuant to this Agreement shall survive the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or Seller.

7.2. Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3. Governing Law.  This Agreement shall be governed by and construed under the laws of Minnesota as applied to the agreement.

7.4. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.5. Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6. Notices.

(a)   All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon as follows:

If to the Purchaser:

Doubletree Liquidation Corporation

2560 No Rice St.

St Paul, MN 55113

If to the Seller:

ISA Financial Services, Inc.

2564 No Rice St

St Paul, MN 55113

(b)     All notices, requests, demand and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by telex or telecopy (facsimile) with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c)   Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given ten (10) days after the airmailing, or facsimile transmission thereof.

7.7. Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.  Any amendment or waiver affected in accordance with this Section shall be binding upon each transferee of any Shares, each future holder of all such Shares, and the Company.

7.8. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.9. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, and any and all other prior written or oral agreements existing between the Parties hereto are expressly canceled.

7.10 Attorney's Fees.  If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorney's fees.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

By: Bernard L. Brodkorb,

Vice President CFO

PURCHASER:

By: Charles J. Newman

President

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